Exhibit 99.1

HIRU CORPORATION - Lowering of Authorized Common Stock

PHOENIX, AZ / ACCESSWIRE / July 13, 2021 / Hiru Corporation (OTC PINK:HIRU), a Georgia corporation, has tasked its securities counsel with amending its articles of incorporation to lower its authorized Common Stock from 4,995,000,000 shares to 2,000,000,000 shares.

Ms. Kathryn Gavin (President and CEO of the Company), states, 'This amendment to our articles of incorporation, which will lower our authorized common stock from 4,995,000,000 to 2,000,000,000 shares, is part of our efforts to restructure the capitalization of the Company to benefit current shareholders and to become attractive to future company acquisitions. These announced corporate actions will make the Company more attractive to future acquisitions and put in place an anti-dilutive, pro market investor common stock structure.'

Ms. Gavin further stated, 'Once the authorized Common Stock is lowered, the Company has agreed to not effectuate an increase in the amount of stock authorized for a minimum period of three calendar years. Moving forward, the goal of management with the Common Stock cancellation and today's announcement of a lowered authorized common stock, is to let our market shareholders know that we have no intention to dilute the issued and outstanding common stock except with regards to material acquisitions. This change will only leave a small amount of common stock unissued, but more than enough for the Company to make the necessary acquisitions that are now being negotiated. As such, our current shareholders will not suffer any significant dilution of their holdings. As we grow the future business of the Company, we want our public shareholders to understand that we have one goal in mind, to maximize shareholder value.'

Disclaimer Regarding Forward Looking Statements

Certain statements that we make may constitute 'forward-looking statements' under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions.  In addition, words such as 'believes,' 'expects,' 'anticipates,' 'intends,' 'plans,' 'estimates,' 'projects,' 'forecasts,' and future or conditional verbs such as 'will,' 'may,' 'could,' 'should,' and 'would,' as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions.  Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements.  We caution investors not to rely unduly on any forward-looking statements.

ABOUT US

Hiru Corp. is a Georgia corporation, is a public quoted Pink Sheet issuer under the ticker symbol 'HIRU' (the 'Company'). The Company reports as an alternative reporting issuer with OTC Markets Group, Inc. and is current in its mandatory required filings (e.g., Pink Sheet Current). Currently, the Company has one wholly owned, operational subsidiary, AZ Custom Bottled Water, Inc., a Nevada corporation ('AZ Water'), which owns and operates a commercial water bottling and labeling facility based in Phoenix, Arizona. AZ Water operates a B2C website at https://azcustombottledwater.com/.

CONTACT:

3331 North 35th Avenue
Phoenix, Arizona 95107
Website: www.waterandiceshop.com
Twitter: https://twitter.com/hirucorp
Phone: 928-408-4486
Email: info@waterandiceshop.com
Contact: Kathryn Gavin, CEO

SOURCE: Hiru Corp.